EXHIBIT 99.1

ION Media Networks Announces Completion of Reverse Stock Split and Suspension of Trading of
Common Stock

(West Palm Beach, Fla. – February 20, 2008) — ION Media Networks, Inc. (the “Company”) today announced that it has completed the previously announced reverse stock split of its Class A Common Stock and Class B Common Stock in an exchange ratio of 1:10,036,763. The reverse stock split became effective today upon the filing of an amendment to the Company’s certificate of incorporation effecting the reverse stock split. As a result, all stockholders, other than CIG Media LLC, will receive a cash payment equal to $1.46 for each share of Class A Common Stock held immediately prior to the Reverse Stock Split. The Company will send instructions to stockholders regarding how to exchange their Class A Common Stock share certificates for the cash payment.

In addition, on February 19, 2008, the Company filed a Form 25 with the Securities and Exchange Commission related to the withdrawal of its Class A Common Stock from listing on the American Stock Exchange (the “AMEX”), and AMEX suspended trading in the Class A Common Stock. The Company intends to file a Form 15 with the SEC on or about February 29, 2008. Immediately upon filing of the Form 15, the Company will no longer be required to file reports, including Forms 10-K, 10-Q, and 8-K, with the SEC. The Company expects that the deregistration of its Class A Common Stock will become effective 90 days after the filing of the Form 15 with the SEC. The Company will continue to provide the holders of its outstanding debt and preferred stock with the reports and information they are entitled to receive under the terms of their respective securities.

The Company is taking these steps in connection with the previously announced recapitalization of the Company pursuant to the Master Transaction Agreement that the Company entered into on May 3, 2007 with CIG Media LLC, NBC Universal, Inc., NBC Palm Beach Investment I, Inc. and NBC Palm Beach Investment II, Inc., as amended. Following the reverse stock split, all of the Company’s outstanding shares of common stock will be held by CIG Media LLC. The reverse stock split and these related actions completes the going private process contemplated by the Master Transaction Agreement.

About ION Media Networks
ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and ION Television, reaching over 94 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. ION Television currently features popular TV series and movies from the award-winning libraries of Warner Bros., Sony Pictures Television and CBS Television, among others. ION Media has also partnered with RHI Entertainment, which owns over 4,000 hours of acclaimed television content, to provide weekend primetime programming consisting of exclusive original programming and quality library titles. Utilizing its digital multicasting capability, the company has launched several digital TV brands, including qubo, a television and multimedia network for children formed in partnership with several leading media and entertainment companies, and ION Life, a television and multimedia network dedicated to active living and personal growth. For more information, visit www.ionmedia.tv.

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Media Contacts:

Arthur Sando 310-234-2208 arthursando@ionmedia.tv	Nancy Zakhary 212-986-6667 nancy@braincomm.com